EXHIBIT 99

          For additional information, please contact:  Mr. Charles R. Ofner
                                                             (713) 496-5000



               September 7, 1994,     Houston, Texas........Reading & Bates
          Corporation (RB-NYSE) announced today that it has reached agreement to purchase notes and interests representing 100% and 86% of lease debt outstanding in connection with the leveraged leases of the drilling units "GEORGE H. GALLOWAY" and "C. E. THORNTON", respectively, and 86% of the secured contingent obligations in connection with the drilling unit "F. G. McCLINTOCK", in a private transaction.

               The  consideration  to  be  paid  in  connection  with  such purchase will be approximately $9.0 million in cash and approximately 4.2 million shares of the Company's common stock, or approximately $34.5 million in total consideration at recent stock prices.

               Paul B. Loyd, Jr., the Company's Chairman and CEO said, "This was an important purchase for the Company. It ensures long term access to three 300 foot independent leg cantilever jackups that have been leased by the Company, and it provides significant reduction in our cost structure effective in 1996 or before, compared to the lease and depreciation expense currently being incurred on these three rigs. The sellers of the notes and interests have achieved increased liquidity while retaining the ability to participate in any recovery in the industry. So we feel this was a true 'win-win' transaction."

               Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.